Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Atomera Incorporated on Form S-8 (File No. 333-272591, File No. 333-213093, File No. 333-218666) and Form S-3 (File No. 333-262750) of our report dated March 4, 2025 with respect to our audits of the financial statements of Atomera Incorporated as of December 31, 2024 and 2023 and for each of the two years in the period December 31, 2024, which report is included in this Annual Report on Form 10-K of Atomera Incorporated for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Melville, NY

March 4, 2025